Exhibit 2.2
FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
          This First Amendment to the Stock Purchase Agreement (this “Amendment”) is made this 27th day of May, 2011, by and among Western Digital Corporation, a Delaware corporation (the “Buyer Parent”), Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Buyer Parent (the “Buyer”), Hitachi, Ltd., a company incorporated under the laws of Japan (the “Seller”), and Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly owned subsidiary of the Seller (the “Company”, and collectively with the Seller and Buyer Parent, the “Parties”, and each, a “Party”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).
          WHEREAS, the Parties entered into a Stock Purchase Agreement on March 7, 2011 (the “Stock Purchase Agreement”); and
          WHEREAS, the Parties desire to amend the Stock Purchase Agreement.
          NOW, therefore, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:
     1. Exhibit A of the Stock Purchase Agreement. Exhibit A of the Stock Purchase Agreement, Form of Non-Competition Agreement, is hereby deleted in its entirety and replaced by the Form of Non-Competition Agreement attached hereto as Exhibit A.
     2. Section 7.10 of the Stock Purchase Agreement. Section 7.10 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“The Buyer and the Buyer Parent shall have received the non-competition agreement, in substantially the form attached as Exhibit A (the “Non-Competition Agreement”), with such modifications thereto that Buyer Parent deems appropriate provided that any such modification shall only narrow the term or scope of the Non-Competition Agreement.”
     3. Effect on the Stock Purchase Agreement. This Amendment shall not constitute a waiver, amendment or modification of any provision of the Stock Purchase Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Stock Purchase Agreement are and shall remain in full force and effect and are hereby ratified and confirmed. On and after the date hereof, each reference in the Stock Purchase Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Stock Purchase Agreement as amended hereby. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Stock Purchase Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

     4. Miscellaneous. Sections 12.4, 12.5, 12.7 and 12.13 of the Stock Purchase Agreement are incorporated herein by reference.
[Signature page follow]

          IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Stock Purchase Agreement as of the date first written above.

“BUYER PARENT” WESTERN DIGITAL CORPORATION
By:	/s/ Michael Ray
	Name:	Michael Ray
	Title:	Senior Vice President, General Counsel

“BUYER” WESTERN DIGITAL IRELAND, LTD.
By:	/s/ Michael C. Ray
	Name:	Michael C. Ray
	Title:	Vice President

“SELLER” HITACHI, LTD.
By:	/s/ Toyoki Furuta
	Name:	Toyoki Furata
	Title:	General Manager, Business Development Office

“COMPANY” VIVITI TECHNOLOGIES LTD.
By:	/s/ Christopher Dewees
	Name:	Christopher Dewees
	Title:	Senior Vice President

Signature Page to First Amendment to Stock Purchase Agreement

Exhibit A
Form of
AGREEMENT NOT TO COMPETE
          This Agreement Not to Compete (“Agreement”) is entered into by and between Hitachi, Ltd., a corporation registered under the laws of Japan (“Hitachi”) and Western Digital Corporation, a Delaware corporation (“Buyer Parent”). (Hitachi and Buyer Parent are collectively referred to herein as the “Parties” and each, individually, as a “Party”). This Agreement shall be effective as of [•] (the “Effective Date”).
RECITALS
          WHEREAS, Hitachi, Buyer Parent, Viviti Technologies Ltd. (formerly known as Hitachi Global Storage Technologies Holdings Pte. Ltd., “HGST”) and Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of the Buyer Parent (the “Buyer”), have entered into that certain Stock Purchase Agreement dated as of March 7, 2011, as amended on May 27, 2011 (together, the “Purchase Agreement”). (All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.)
          WHEREAS, pursuant to the Purchase Agreement, Hitachi will sell all of the outstanding and issued Stock in HGST to the Buyer; and
          WHEREAS, in connection with such sale, Hitachi has agreed to certain non-competition covenants, as set forth in this Agreement.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:
Section 1. Definitions
          (a) “Additional Source Supplier” shall mean a supplier of an HDD Product to Hitachi, in addition to HGST or other than HGST.
          (b) “Code” shall mean computer programming code including microcode, as applicable, and including both Object Code and Source Code.
          (c) “External Drive” shall mean an enclosure that encases an HDD or SSD and related peripheral hardware, or Software or Firmware components (other than RAID)
          (d) “HDD Components” shall mean any and all components and subassemblies thereof incorporated within such a device (including, without limitation, substrates, magnetic media, read and write heads, motors, read and write channels, suspensions, controller hardware, firmware, Semiconductors, data/command interfaces, mechanicals, printed circuit boards, Code and other parts of an HDD Product) designed for operation in an HDD Product, regardless of whether the component is sold separately or within an HDD Product enclosure.

          (e) “HDD Product” shall mean a product designed to magnetically write, read, and erase digital information which includes, in a single enclosure, (a) one or more rigid rotating magnetic disks as data storage media, (b) one or more spindle motors to rotate said magnetic disk, (c) one or more Magnetic Heads to write, read and erase the digital information, and (d) one or more actuators for positioning the Magnetic Head across the magnetic disk; provided, however, the definition of “HDD Product” does not include (i) any other type of disk drive or storage device that does not meet all of the foregoing conditions, such as optical disk drives, non-magnetic memory products, magnetic RAM or holographic storage devices or (ii) any other type of media, such as flash memory, with a capacity that can be used as a part of HDD Product memory when combined with other storage media. For removal of doubt, (i) RAID (defined below), (ii) Information Versatile Disk for Removable usage (iVDR) (iii) SSD (defined below), and (iv) External Drive are not HDD Products. Furthermore, HDD Product does not mean HDD Components individually.
          (f) “HDD Included Products” shall mean products that include an HDD Product among their components but are a combination of such HDD Product with at least one other device distinct from such HDD Product and provide a material function that is not provided by a single HDD Product. Examples of HDD Included Products are storage systems (including RAID), External Drives, JBODs, enterprise systems, servers, server blades, desktop computers, portable computers (including notebook and handheld computers), personal digital assistants, digital video recorders, digital cameras, game consoles, mobile phones and global positioning systems that include an HDD Product among their components. For the avoidance of doubt, a combination of two or more HDD Products contained in an enclosure is an HDD Included Product and is not an HDD Product per se; provided, that each of the individual HDD Products contained in such enclosure is an HDD Product, and each is therefore subject to the noncompetition provisions relating to HDD Products contained in Section 2(a) of this Agreement.
          (g) “Key HGST Employees” shall mean the employees of HGST and/or its Subsidiaries that are (a) engaged in technical research activities and (b) identified on Exhibit B to this Agreement.
          (h) “Magnetic Head” shall mean a device having one or more transducers, each transducer operative to write and/or read electromagnetic signals representing any form of information to or from a magnetic storage medium.
          (i) “Multiple Use Technology” shall mean any product, component, software, design, or instrumentality that is used or is usable with or may be incorporated in both an HDD Product and at least one apparatus that is not an HDD Product. Multiple Use Technology shall include (i) Code that is used or useable in both an HDD Product and another apparatus, (ii) electronic functions that are used or useable in both an HDD Product and in another apparatus, including independent device functions (such as partial response maximum likelihood detection (“PRML”), run length limited checking(“RLL”), error checking and correction(“ECC”), and small computer system interface (“SCSI”) and other interface protocols), cooperative functions (such as a SCSI function which enables an HDD Product and another apparatus to communicate), and architecturally partitioned functions that can be implemented in an HDD Product or another apparatus of a system based on architecture considerations, and (iii) research and development activities that may be related to or useful in both an HDD Product and another apparatus, but are not being conducted in violation of Section 2(a)(ii).
          (j) “National Projects” shall mean any of the projects funded by NEDO (New Energy and Industrial Technology Development Organization) set forth in Exhibit A.
          (k) “Noncompete Period” shall have the meaning set forth in Exhibit C.
          (l) “Object Code” shall mean computer programming code substantially in binary form. It is directly executable by a computer after processing, but without compilation or assembly.
          (m) “Source Code” shall mean computer programming code other than Object Code, and includes code that may be displayed in a form readable and understandable by a programmer of ordinary skill. It includes related Source Code level system documentation, comments and procedural code, such as job control language.
          (n) “RAID” shall mean a collection of multiple HDD Products and/or other storage media, combined with associated Software or Firmware provided for the purpose of data storage and retrieval to protect data from a single component failure.
          (o) “Subsidiary” shall mean, as to an entity, another entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by the first entity; or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by the first entity. For removal of doubt, HGST and its Subsidiaries shall not be considered Hitachi’s Subsidiaries under this Agreement.
          (p) “Semiconductor” shall mean an integral unit including a plurality of active and/or passive circuit elements formed at least in part of semiconductor material and associated on, or in, one substrate comprising the first level of packaging for such elements.
          (q) “Software or Firmware” shall mean a set of instructions, that either (i) directly provides instructions to the computer hardware, or, (ii) indirectly serves as an input to another piece of software.
          (r) “SSD” shall mean a product, component, subcomponent or subassembly thereof designed, in whole or in part, to electrically write, read and/or erase persistent data from storage media or memory (including, without limitation, NOR-flash, NAND-flash, or MRAM semiconductor microchips), which utilizes an HDD Product-type interface (or an interface also employed for HDDs), including without limitation, PATA, SATA, SAS, PCI Express, SCI, Fibre Channel, USB 3.0 and InfiniBand.
          (s) “Territory” shall have the meaning set forth in Exhibit C.

          (t) “Wholly Owned Subsidiary” shall mean, as to an entity, another entity one hundred percent (100%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by the first entity. For avoidance of doubt, as of the Closing Date Hitachi Data Systems is a Wholly Owned Subsidiary of Hitachi.
Section 2. Covenant Not to Compete
          (a) Prohibited Activities. Hitachi agrees that, for the Noncompete Period applicable to a particular Territory, Hitachi will not, and will not permit any of its Wholly-Owned Subsidiaries to engage in any of the following activities (“Prohibited Activities”), directly or indirectly, in such Territory:
          (i) the manufacture or assembly of any HDD Products; or
          (ii) the marketing, distribution for sale or sale of HDD Products (“Sales Activities”)
          (iii) research or development which is related in any material aspect to the design, development, manufacture or assembly of any HDD Products (“R&D Activities”) other than the research and developments under the R&D Services Agreement between the parties, dated _______________ and the research and developments under the existing National Projects.
For the avoidance of doubt, the restrictions of this Section 2 (a) in this Agreement shall apply to only Hitachi and its Wholly-Owned Subsidiaries. Subsidiaries and affiliates that are not Wholly Owned Subsidiaries of Hitachi shall have no restrictions or obligations under this Section 2 (a).
          (b) Permitted Activities. Notwithstanding anything in the foregoing paragraph (a) to the contrary, Hitachi and its Wholly-Owned Subsidiaries will have the right to engage in the following activities, to the extent not otherwise prohibited by any other agreements between Hitachi and HGST:
          (i) manufacture, assembly, marketing, distribution for sale, sale, research, development, licensing, transfer of, or any other activities related to any products that are not HDD Products;
          (ii) manufacture, assembly, marketing, distribution for sale, sale, research, development, licensing, or transfer of or any other activities related to Multiple Use Technology or HDD Included Products, including RAID, that are not HDD Products;
          (iii) manufacture, assembly, marketing, distribution for sale, sale, research, development, licensing, or transfer of or any other activities related to Semiconductors or HDD Components, even if designed for operation in a HDD Product, provided that such activities do not involve manufacture, assembly, marketing, distribution for sale, sale, research, or development of HDD Products otherwise prohibited by Section 2(a);

          (iv) performance of maintenance services, or including the procurement of a third party to engage in maintenance services, with respect to any Multiple Use Technology, HDD Included Products or any other products that are not HDD Products;
          (v) any activities with Additional Source Suppliers directly relating to addressing failures of HDD Products supplied by such Additional Source Suppliers for use in HDD Included Products of Hitachi to operate (a) in accordance with the applicable specifications for such HDD Products or (b) as intended with such HDD Included Products of Hitachi;
          (vi) the licensing or sale to an Additional Source Supplier of the results of any research or development activities for the purpose of enabling such Additional Source Supplier to use such results in HDD Products to be supplied to Hitachi for incorporation into HDD Included Products of Hitachi, provided that such research and development activities are not prohibited activities under Section 2(a);
          (vii) Sales Activities with respect to HDD Products which Hitachi markets, distributes for sale or sells as integral components of HDD Included Products;
          (viii) any research or development activities, or the licensing or sale of any results thereof, that are not Prohibited Activities when started but which over time become Prohibited Activities because of an evolution of the research or development; provided, that Hitachi may not engage in the manufacture, assembly, marketing or distribution for sale of the results of such research and development activities that involves using such results inside an HDD Product;
          (ix) the manufacture, assembly, marketing, research, design, development or licensing of, or sales with respect to, external industrial design packaging for HDD Products, including packaging for protection from external elements;
          (x) any activities required or contemplated by this Agreement or any other agreements entered into between Hitachi and HGST, or among Hitachi, HGST and any third party;
          (xi) licensing or other activities with respect to patents and patent applications (including licensing of patents and patent applications generated from the results of research and development activities conducted by Hitachi prior to the Closing Date); For the avoidance of doubt, such activities are only permitted to the extent they are not otherwise limited or restricted by any other agreements between Hitachi and HGST; and
          (xii) any de minimis activities incidental to the performance of any activity other than a Prohibited Activity.
Section 3. Covenant Not to Hire or Solicit Key HGST Employees. During the two (2) year period immediately following the Closing Date, Hitachi and its Wholly-Owned Subsidiaries shall not, directly or indirectly, hire, solicit, recruit, induce or encourage any Key HGST Employee to become employed or engaged as a consultant by Hitachi or its Wholly-Owned Subsidiaries or, directly or indirectly, solicit, encourage or induce any Key HGST Employee to leave the employment of HGST or any of its Subsidiaries; provided, however, that the foregoing restriction will not prevent Hitachi from placing general advertisements or solicitations on websites, in trade journals, newspapers or similar publications, or from conducting other general recruiting activities, which are not directed at the employees of HGST or any of its Subsidiaries.
Section 4. Covenant Not to Provide Technical Assistance. During the Noncompete Period applicable to a particular Territory, Hitachi and its Wholly Owned Subsidiaries shall not provide to any Subsidiaries of Hitachi that are not Wholly Owned Subsidiaries any technical assistance services in such Territory that are designed to assist such Subsidiaries in the performance of any activities which, if performed by Hitachi or any of its Wholly-Owned Subsidiaries, would constitute Prohibited Activities. For the avoidance of doubt, this Agreement is not intended to and shall not impose any limitation on the provision of technical assistance with respect to any activity which, if performed by Hitachi or any of its Wholly-Owned Subsidiaries, would constitute a Permitted Activity.
Section 5. Dispute Resolution
          (a) HGST shall promptly notify Hitachi in writing of any activity it believes violates or will violate any of its rights under Section 2(a) (a “Prohibited Activity Notice”), which Prohibited Activity Notice shall indicate whether HGST reasonably believes the alleged or threatened breach is capable of cure. Hitachi shall respond within 30 business days to any Prohibited Activity Notice it receives, describing any objection to the assertions set forth in such Prohibited Activity Notice or, if such matters are not objected to, describing its intentions regarding the cure of such violation(s).
          (b) If a breach or threatened breach of Hitachi’s obligations under Section 2(a) is capable of cure (a “Remediable Breach”), Hitachi shall have 30 days after its receipt of a Prohibited Activity Notice with respect to such Remediable Breach to cure such Remediable Breach (“Covenant Cure Period”); provided, however , that such Covenant Cure Period may, if approved by HGST, such approval not to be unreasonably withheld, be extended for such additional period of time as shall be reasonably necessary to permit Hitachi to cure or cause to be cured such Remediable Breach if such Remediable Breach has not been remedied within the initial Covenant Cure Period, so long as during the initial Covenant Cure Period Hitachi diligently endeavors to cure or cause to be cured such Remediable Breach, and if such extension would not reasonably be expected to have a material adverse effect on HGST. If the existence of a Remediable Breach is disputed in good faith and a timely manner, but it is then determined pursuant to Section 3(c) that such Remediable Breach exists, Hitachi shall then have 30 days from the date of such determination (or such longer period as may be reasonably necessary to cure or caused to be cured such Remediable Breach as may be permitted on the same terms and conditions set forth in the proviso to the preceding sentence) to cure or caused to be cured such Remediable Breach.
          (c) If there is any continuing objection or dispute in connection with a Prohibited Activity Notice following the Covenant Cure Period, if applicable, the parties shall refer such dispute to a senior executive officer of each of Hitachi and HGST, who shall within 15 business days attempt in good faith to resolve such dispute and determine the appropriate remedial action.

Section 6. Miscellaneous
          (a) Termination For Bankruptcy. A party may terminate this Agreement by giving written notice of termination to the other party at any time upon or after:
          (i) the filing by the other party of an petition in bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;
          (ii) any adjudication that the other party is bankrupt or insolvent;
          (iii) the filing by the other party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;
          (iv) the appointment of a receiver for all or substantially all of the property of the other party;
          (v) the institution of any proceeding for the liquidation winding up of the other party’s business which petition or proceeding is not dismissed within sixty (60) days.
          (b) Severability. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the obligations contemplated hereby be consummated as originally contemplated to the greatest extent possible.
          (c) Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties. A waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
          (d) Non-Circumvention. Hitachi shall not, and shall cause Hitachi’s Wholly Owned Subsidiaries not to, engage in any transaction or take any other action the principal purpose of which is to circumvent or to evade the observance or performance of any of the provisions of this Agreement. The Parties will at all times in good faith observe and perform in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, Hitachi will not form any division or Subsidiary, or acquire any division or Subsidiary, or cause any share of a Wholly-Owned Subsidiary to be sold or transferred during the Non-Compete Period, with the principal purpose of circumventing or evading the application of this Agreement thereto.
          (e) Certain Acquisitions. Notwithstanding anything above to the contrary, the acquisition by Hitachi or any of its Wholly-Owned Subsidiaries of a person or business that at the time of such acquisition is engaged in Prohibited Activities not falling within any of the exceptions set forth in Section 2(b) and the continuation of such activities following such acquisition will not be a breach of this Agreement, provided, that as soon as reasonably practicable, and in any event within eighteen (18) months following the time of such acquisition, Hitachi or such Wholly Owned Subsidiary sells or transfers to an entity other than Hitachi or any of Hitachi’s Subsidiaries, or otherwise discontinues the operations of, the portion of such acquired person or business that is engaged in Prohibited Activities not falling within any of the exceptions set forth in Section 2(b).
          (f) Assignment/Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Hitachi may not assign this Agreement without the prior written consent of HGST.
          (g) Governing Law. This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
          (h) Consent to Jurisdiction; Service of Process; Venue. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any Action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such Action or proceeding relating to this Agreement shall be brought by it or any of the Subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 5(h) below shall be effective service of process for any Action or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any Action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such Action or proceeding brought in any such court has been brought in an inconvenient forum.
          (i) Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, Action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any Action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5(h).
          (j) Notices. All notices, requests, consents, waivers and other communications hereunder shall be in writing and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a nationally recognized overnight delivery service that maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission or e-mail, in each case to the other Parties at the following addresses, facsimile numbers or e-mail addresses or to such other addresses as may be furnished in writing by one Party to the others:
          (a) if to Hitachi:

Attention:
Facsimile:
E-mail:
with a copy (which shall not constitute notice) to:

Attention:
Facsimile:
E-mail:
          (b) if to the Buyer Parent:

Attention:
Facsimile:
E-mail:

with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
Attention: J. Jay Herron, Esq.
Facsimile: (949) 823-6994
E-mail: jherron@omm.com
          (k) Headings. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
          (l) No License or Immunity. This Agreement does not grant any license or immunity under any of HGST’s intellectual property rights, including without limitation patents, copyrights, trademarks or mask works now or hereafter owned or controlled by HGST.
          (m) Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
          (n) Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.
[Remainder of page is intentionally blank.]

          IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the date first above written.

WESTERN DIGITAL CORPORATION
By:
Name:
Title:

HITACHI, LTD.
By:
Name:
Title:

Exhibit A
List of National Projects
1. NEDO — “Development of Nanobit Technology for Ultra-high Density Magnetic Recording (Green IT Project)”
2. Research and Development for Next-Generation Information Technology by MEXT -”High-Performance Low-Power Consumption Spin Devices and Storage Systems”

Exhibit B
[List of Key HGST Employees]

Exhibit C

TERRITORY	NONCOMPETE PERIOD
Mexico	For a period of five (5) years following the Closing Date

Turkey	For a period of five (5) years following the Closing Date

Brazil	For a period of five (5) years following the Closing Date

Remainder of the world	For a period of ten (10) years following the Closing Date

DIRECTORS
          Annual Retainer and Committee Retainer Fees. The following table sets forth the current annual retainer and committee membership fees payable to each of the Company’s non-employee directors:

Current Annual
Type of Fee	Retainer Fees
Annual Retainer	$75,000
Lead Independent Director Retainer	$20,000
Non-Executive Chairman of Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$10,000
• Compensation Committee	$5,000
• Governance Committee	$2,500
Additional Committee Chairman Retainers
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Governance Committee	$7,500
          The retainer fee to the Company’s lead independent director referred to above is paid only if the Chairman of the Board is an employee of the Company. Effective commencing with the Company’s 2010 Annual Meeting of Stockholders, the annual retainer fees are paid immediately following the Annual Meeting of Stockholders.
          Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, the Company reimburses all non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting. Mr. Coyne, who is an employee of the Company, does not receive any compensation for his service on the Board or any Board committee.
          Additional Director Compensation. The Company’s non-employee directors are also entitled to participate in the following other Company plans as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission: Non-Employee Director Option Grant Program and Non-Employee Director Restricted Stock Unit Grant Program, each as adopted under the Company’s Amended and Restated 2004 Performance Incentive Plan; Amended and Restated Non-Employee Directors Stock-for-Fees Plan; and Deferred Compensation Plan.